Press Contact:
Lisa M. DeMarco, 631-750-1010 x 108
Director of Marketing + Corporate Communications, Odyne Corporation
lisa@odyne.com

Odyne Corporation Expands Board of Directors

HAUPPAUGE, N.Y.--(BUSINESS WIRE)--April 8, 2008--Odyne Corporation (OTCBB:ODYC), a leading developer of advanced Plug-In Hybrid Electric Vehicle (PHEV) technology, today announced that the Board of Directors voted to add a sixth director to the board, naming Jeffrey H. Auerbach as a Director. Mr. Auerbach, age 37, is the Senior Vice President, Private Client Group, of vFinance Investments, Inc., where he has been a registered representative for five years. vFinance Investments is a subsidiary of vFinance, Inc., a publicly-held financial services firm headquartered in Boca Raton, Florida, with offices in New York, New York.

Alan Tannenbaum, Director and Chief Executive Officer, commented, “Odyne Corporation will benefit from the experience and perspective that Mr. Auerbach brings to the Board. I join with all of the other directors in welcoming Jeff to the Board.”

About Odyne Corporation

Odyne Corporation is a clean technology company that develops and manufactures propulsion systems for advanced Plug-in Hybrid Electric Vehicles (PHEV), specifically medium and heavy-duty trucks and buses. The company has developed a proprietary system combining electric power conversion, power control and energy storage technology, with standard electric motors, storage batteries and other off the shelf components that enables vehicles to have lower fuel, operating and maintenance costs with substantially lower emissions. Visit www.odyne.com for more information.

Forward-Looking Statements

This news release contains certain “forward-looking statements,” related to the business of Odyne which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, regulatory actions or delays, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the U.S. Securities and Exchange Commission. Odyne is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.